Exhibit 99.1

Blue Valley Ban Corp.		NEWS RELEASE
11935 Riley
Overland Park, Kansas 66225-6128	Contact:	Mark A. Fortino
Chief Financial Officer
(913) 338-1000

For Immediate Release Friday, March 23, 2012

Blue Valley Ban Corp. Reports Annual and Fourth Quarter 2011 Results

Overland Park, Kansas, March 23, 2012 – Blue Valley Ban Corp. (OTCBB: BVBC) (the “Company”) today announced a net loss for the three months ended December 31, 2011 of $11.2 million, compared to net loss of $1.0 million for the three months ended December 31, 2010. The fully-diluted loss per share was $4.10 for the three months ended December 31, 2011, compared to fully-diluted loss per share of $0.47 in the same period of 2010. Net loss for the year ended December 31, 2011 was $15.8 million, or fully-diluted loss per share of $6.03, compared to a net loss of $2.7 million or fully-diluted loss per share of $1.38 for the same period of 2010. The net loss for 2011 was primarily attributed to the $12.6 million valuation allowance recorded for the Company’s deferred tax asset. The deferred tax valuation allowance was based on historical and current information available relating to the Company’s ability to recognize the deferred tax asset in future near term periods. As the Company shows profits in the future, portions of this valuation allowance may be able to be recognized in future years.

The Company continued to face challenges during 2011; however, the Company was able to show improvement in several areas of operation. We experienced improvement in asset quality with a reduction in non-performing loans by $19.0 million, or 62.7%, since December 31, 2010. Net interest income improved by $1.7 million, or 10.4%, for the year ended December 31, 2011 compared with the same period in 2010, as a result of continued expansion of our net interest margin. The Company’s subsidiary, Bank of Blue Valley, maintains a total risk based capital base of $70.7 million, which represents a total risk based capital ratio of 13.0% as of December 31, 2011. The Bank maintains $16.3 million of capital in excess of the regulatory requirement for a well-capitalized institution. “The Company’s strong capital and liquidity base, in addition to our improving core earnings capability, has put us in a good position to originate new loans and add new deposit relationships while eliminating non-performing assets from our portfolio. We continue to look for new lending opportunities to serve our existing customers and to expand our local banking presence,” said Robert D. Regnier, Chairman and CEO of Blue Valley Ban Corp.

Operating Results

For the three months ended December 31, 2011, net interest income increased 7.6% to $4.6 million compared to $4.3 million for the same period in the prior year, primarily due to a decline in interest expense. Interest expense declined $868,000, or 29.3%, from the same period in 2010 due to the impact of lower market interest rates on interest-bearing deposits and a decline in the average balance of time deposits. In November 2010 and third quarter 2011 the Company had funds from time deposit promotions mature. As the higher rate time deposits matured they were renewed at lower market rates and some deposits were not renewed due to lower renewal rate. The increase in net interest income was a result of the decrease in interest expense described above partially offset by the decline in interest income by $541,000, or 7.4%, as compared to the same period in 2010. The lower interest income was primarily a result of a decline in the average outstanding loan balances by $47.8 million, or 9.6%, for the three month period ended December 31, 2011, as compared to the prior year period, as a result of loan payoffs, lower loan origination volume due to the current economic environment, and loan foreclosures.

The provision for loan losses for the three month period ended December 31, 2011 was $600,000, compared to a $1.6 million provision for the same period in the prior year. The provision for this period was primarily related to declines in collateral values of properties secured by real estate. While the Company recorded an increase in the provision for the loan losses for the quarter related to real estate values, the Company has experienced improvement within the loan portfolio with a reduction in non-performing loans by $19.0 million, or 62.7%, and a decline in net loan charge offs by $3.5 million, or 42.1%, since December 31, 2010, as management continues to work on improving the credit quality of the loan portfolio.

Non-interest income decreased $989,000, or 36.0%, for the three month period ended December 31, 2011, as compared to the same period in 2010. The decrease was the result of lower loans held for sale fee income during the fourth quarter of 2011 of $508,000, or 45.6%, as compared with the fourth quarter of 2010. The decrease in loans held for sale fee income was a result of a decline in residential mortgage loan origination and refinancing volume due to the economic environment. The Company realized gains of $448,000 on the sale of available-for-sale securities during the three month period ended December 31, 2010. No securities were sold in the same period in 2011. Other income decreased $139,000, or 32.4%, primarily a result of the effect of recording the net fair value of certain mortgage loan commitments. The net fair value gain of certain mortgage loan-related commitments recorded for the three month period ended December 31, 2011 was $7,000 compared to a gain of $173,000 for the same period in 2010. The fair value on these commitments will fluctuate based on the market rates for mortgage loans. These declines were partially offset by an increase in service fees by $106,000, or 14.0%, as compared to the same period in 2010, due to an increase in income generated from signature based debit card transactions associated with our Performance and Ultimate Checking products and increased activity in our trust services.

Non-interest expense decreased $165,000, or 2.3%, for the three month period ended December 31, 2011, as compared to the same period in the prior year. The decline in non-interest expense was a result of lower salaries and employee benefits of $351,000, or 11.9%. Salaries and employee benefits have decreased as a result of lower commissions paid on mortgage loans originated and sold in the secondary market due to a decline in the volume of mortgage loan originations and refinancing for the three months ended December 31, 2011, as compared to the same period in the prior year, as well as a result of a reduction in force during the third quarter of 2011. The decline in non-interest income was partially offset by higher other operating expenses of $202,000 million, or 5.9%, as a result of the Company recording a provision for foreclosed assets held for sale of $1.1 million compared to a provision of $432,000 for the same period in 2010. The provision for foreclosed assets held for sale was the result of a decline in real estate value related to specific foreclosed properties. The increase in other operating expenses was partially offset by a decline in legal fees, data processing and FDIC deposit assessment. The FDIC deposit assessment has decreased as a result of a decrease in the assessment base and a change in the assessment rates as of April 1, 2011.

For the year ended December 31, 2011, net interest income increased 10.4% to $17.6 million compared to $15.9 million earned during 2010. The increase of $1.7 million was attributed to a decrease in interest expense by $5.1 million, or 35.6% as compared to 2010, due to the impact of lower market interest rates on interest-bearing deposits and a decline in the average balance of time deposits. In 2010 and 2011 the Company had funds from various time deposit promotions mature, and as those higher rate time deposits matured they were renewed at lower market rates. As the renewal rate for these deposits was much lower, some deposits were not renewed. In addition, the Company entered into a restructuring transaction during the third quarter of 2010 of $42.5 million of its $82.5 million in Federal Home Loan Bank advances. This transaction reduced the effective interest rate, as well as modified the maturity date on these borrowings. The increase in net interest income was a result of the decrease in interest expense described above partially offset by the decline in interest income by $3.4 million, or 11.4%, as compared to the same period in 2010. The lower interest income was primarily a result of a decline in the average outstanding loan balances for year ended December 31, 2011 by $53.0 million, or 10.2%, as compared to 2010, as a result of loan payoffs, lower loan origination volume due to the current economic environment and loan foreclosures of $17.4 million. Interest income also declined due to lower interest earned on available-for-sale securities by $623,000, or 34.1%, as compared to prior year. The Company had $67.0 million in available-for-sale securities called or matured during the year and the securities were reinvested at lower yields due to the current rate environment and the securities available in the market place for investing.

The provision for loan losses in 2011 was $3.3 million compared to $3.1 million in 2010. The Company has experienced a reduction in non-performing loans by $19.0 million, or 62.7%, and a decline in net loan charge offs by $3.5 million, or 42.1%, since December 31, 2010. The provision for loan losses recorded in 2011 was primarily related to declines in collateral values of properties secured by real estate.

Non-interest income declined 26.6% to $6.3 million in 2011 compared to $8.6 million in 2010. The decline in non-interest income was a result of a decrease in loans held for sale fee income of $1.4 million, or 39.5%, due to a decline in residential mortgage loan origination and refinancing volume as a result of the economic environment. The Company realized gains of $885,000 on the sale of $29.0 million in available-for-sale securities during 2010. No securities were sold during 2011. Other income decreased $161,000, or 14.1%, due to the effect of recording the net fair value of certain mortgage loan-related commitments. The net fair value of mortgage loan-related commitments recorded for 2011 was a loss of $257,000 compared to a gain of $128,000 in 2010, a decline of $385,000. The fair value on these commitments will fluctuate based on the market rates for mortgage loans. The decrease in other income was partially offset by higher gains realized on the sale of foreclosed assets held for sale and increases in rental income and foreclosed assets held for sale rental income. The decrease in non-interest income was partly offset by an increase in other service charges by $255,000, or 12.6%, as compared to 2010. The increase in other service charges was primarily attributed to income generated from signature based debit card transactions associated with our Performance and Ultimate Checking products and increased activity in our trust services.

Non-interest expense increased 3.3% to $26.6 million in 2011 from $25.8 million in 2010. The increase in non-interest expense was attributed to a higher foreclosed assets expense by $2.5 million, or 92.7%, as compared to the prior year. The Company recorded a provision for losses on foreclosed assets held for sale of $3.2 million in 2011, compared to a provision of $734,000 million for 2010, representing an increase of $2.4 million, as a result of a decline in real estate value related to specific foreclosed properties. The increase in non-interest expense was offset by a decline in salaries and employee benefits by $798,000, or 6.8%, as a result of lower salaries expense due to lower commissions paid during the period on mortgage loans originated and sold in the secondary market as a result of decreased origination volume and a change in the commission structure for each loan originated and sold. Other operating expenses declined $699,000, or 8.2%, as compared to the prior year, due to a decline in legal fees, data processing and FDIC deposit assessment.

Total assets, loans and deposits at December 31, 2011 were $654.5 million, $438.8 million and $490.4 million, respectively, compared to $723.1 million, $492.5 million and $541.2 million one year earlier, respectively, decreases of 9.5%, 10.9% and 9.4% for assets, loans and deposits, respectively. As of December 31, 2011, the Company’s subsidiary, Bank of Blue Valley, maintained capital levels in excess of regulatory requirements for a well capitalized institution.

About Blue Valley Ban Corp.

Blue Valley Ban Corp. is a bank holding company that, through its subsidiaries, provides banking services to closely-held businesses, their owners, professionals and individuals in Johnson County, Kansas. In addition, the Company originates residential mortgages locally and nationwide through its InternetMortgage.com website.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of those safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, can generally be identified by use of the words “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” or the negative of these terms or other comparable terminology. The Company is unable to predict the actual results of its future plans or strategies with certainty. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing; inability to maintain or increase deposit base and secure adequate funding; a continued deterioration of general economic conditions or the demand for housing in the Company’s market areas; deterioration in the demand for mortgage financing; legislative or regulatory changes; regulatory action; continued adverse developments in the Company’s loan or investment portfolio; any inability to obtain funding on favorable terms; the Company’s non-payment on TARP funds or Trust Preferred Securities; the loss of key personnel; significant increases in competition; potential unfavorable actions from rating agencies; potential unfavorable results of litigation to which the Company may become a party, and the possible dilutive effect of potential acquisitions or expansions. For other risk factors refer to the risk factors section of the December 31, 2011 Form 10K filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time, and it is not possible for us to predict all risk factors. Nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

BLUE VALLEY BAN CORP.

FOURTH QUARTER AND YTD 2011

FINANCIAL RESULTS

(In thousands, except per share data)

(unaudited)

	2011	2010
Three Months Ended December 31
Net interest income	$4,638	$4,311
Provision for loan losses	600	1,645
Non-interest income	1,758	2,747
Non-interest expense	6,882	7,047
Income (loss) before income taxes	(1,086)	(1,634)
Provision (benefit) for income taxes	10,136	(595)
Net loss	(11,222)	(1,039)
Net loss available to common shareholder	(11,512)	(1,328)
Net loss per share—Basic	(4.10)	(0.47)
Net loss per share—Diluted	(4.10)	(0.47)
Return on average assets	(6.85)%	(0.56)%
Return on average equity	(156.20)%	(14.18)%

Year Ended December 31
Net interest income	$17,600	$15,940
Provision for loan losses	3,300	3,095
Non-interest income	6,324	8,619
Non-interest expense	26,624	25,767
Income (loss) before income taxes	(6,000)	(4,303)
Provision (benefit) for income taxes	9,823	(1,561)
Net loss	(15,823)	(2,742)
Net loss available to common shareholder	(16,929)	(3,847)
Net loss per share—Basic	(6.03)	(1.38)
Net loss per share—Diluted	(6.03)	(1.38)
Return on average assets	(2.32)%	(0.35)%
Return on average equity	(51.84)%	(10.25)%

At December 31
Assets	$654,452	$723,101
Loans	438,843	492,454
Deposits	490,413	541,218
Stockholders’ Equity	40,455	57,164